EXHIBIT 4.8

WARRANT AMENDMENT

         Medix Resources, Inc. (the “Company”), and the other party or parties (the “Party”), that sign this Warrant Amendment below, hereby agree, as of October 1, 2002, that the exercise period of the Company's 2002 Series A Warrants acquired by the Party earlier this year shall be adjusted as set forth below.

For good and valuable benefits to the undersigned, the receipt of which is hereby acknowledged, the undersigned agree that the 2002 Series A Warrants held by the Party shall not become exercisable until July 1, 2003, and that the exercise period of such Warrants shall be extended to terminate on the close of business December 31, 2008.

         Otherwise, the terms of the 2002 Series A Warrants shall remain unchanged, and this Warrant Amendment shall be deemed to amend the terms of the Warrant certificate(s) evidencing such Warrants held by the Party to the extent set forth herein.  A copy of this Warrant Agreement shall be affixed to the Warrant Certificate(s) to evidence this amendment to the terms thereof. Otherwise, the terms hereof shall be governed by the terms of the Warrant Certificate(s) issued earlier.

MEDIX RESOURCES, INC. By: ________________ Name: Title:	{Entity Name} By: __________________ Name: Title: